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                                                                      Exhibit 99
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                                                                          Page 5

                                                   CONTACT:  RICHARD J. GONZALEZ
                                                 VICE PRESIDENT, CHIEF FINANCIAL
                                                  OFFICER, TREASURER & SECRETARY
                                                            (504) 652-4900

FOR IMMEDIATE RELEASE

                            BAYOU STEEL CORPORATION
                            -----------------------
                             ANNOUNCES PURCHASE OF
                             ---------------------
                       TENNESSEE VALLEY STEEL CORPORATION
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   LaPlace, Louisiana (December 9, 1994) --- Bayou Steel Corporation today reported that it has entered into a letter of intent with Tennessee Valley Steel Corporation to acquire all of the assets of Tennessee Valley for a purchase price of $30.5 million.

  Tennessee Valley is currently operating under the protection of Chapter 11 of the United States Bankruptcy code and the purchase of assets will be subject to the approval of the bankruptcy court as well as regulatory approvals, definitive documentation of the transaction, and other conditions.

  The bankruptcy court has established bidding procedures to be followed by any other bidder interested in acquiring the assets. Such procedures require another bidder to bid at least $1.5 million more than the purchase price contemplated by the letter of intent with additional bids required to be in $500,000 increments. In addition, if another bidder is successful, Tennessee Valley is required to reimburse Bayou Steel for its expenses (up to $1 millon) incurred in connection with its offer to purchase the assets.

  Jerry Pitts, President and Chief Operating Officer of Bayou Steel, commented on the pending acquisition, "We are pleased that we have an opportunity to acquire the assets of Tennessee Valley. The product mix at Tennessee Valley will extend and complement Bayou's product line. Our expertise in steel operations will enable Bayou to efficiently utilize the acquired assets. The additional benefits of operating synergies between Bayou Steel and Tennessee Valley should enhance shareholder value. With the approval of the bankruptcy court, we look forward to a successful conclusion of the acquisition."

  The parties contemplate that the acquisition would be completed in January
1995.

  Bayou steel Corporation operates a steel minimill producing structural steel products. Located on the Mississippi River in LaPlace, Louisiana, the Company operates three stocking locations along the inland waterway system near Pittsburgh, Chicago, and Tulsa. The common stock of Bayou Steel Corporation is traded on the American Stock Exchange under the symbol "BYX".